Exhibit 10.1

TERMINATION OF JOINT VENTURE AGREEMENT

This Termination of Joint Venture Agreement (the “Agreement”) is made and entered into as of May 1, 2009, between CHINA YOUTV CORP., a Nevada corporation (the “Company”), and Beijing Hua Ju Net Media Technology Co. Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Hua Ju”).

RECITALS:

WHEREAS, the Company and Hua Ju have entered into a Joint Venture Agreement, dated March 16, 2007 (the “Joint Venture Agreement”), pursuant to which they agreed to form a joint venture to jointly conduct a video sharing web site and other related Internet media business in China;

WHEREAS, the Joint Venture Agreement provided, among other things, that (a) the Company owned 51% of the equity of the joint venture, (b) the Company was required to contribute RMB510,000 (US$72,728) to the registered capital of the joint venture, (c) Hua Ju owned 49% of the equity of the joint venture, (d) Hua Ju was required to contribute RMB490,000 (US$69,876) to the registered capital of the joint venture, (e) the Company was required to provide the working capital for the joint venture, (f) Hua Ju was required to contribute its web site (www.cnboo.com) and customer contracts to the joint venture, (g)  the Board of Directors of the joint venture would consist of three members, with the Company having the right to appoint two members and Hua Ju having the right to appoint one member, and (h) the Company, which was in charge of the joint venture’s accounting management, had the right not to distribute any profits to the parties during the first three years;

WHEREAS, Article 6 of the Joint Venture Agreement provided that the joint venture was to have a term of 20 years;

WHEREAS, the Joint Venture Agreement also provided that the Company agreed to issue 20,000,000 restricted shares of its common stock to Hua Ju or its designee as additional consideration for entering into the Joint Venture Agreement in an offering intended to be exempt from registration under the Securities Act of 1933, as amended,  pursuant to Regulation S thereunder;

WHEREAS, on February 18, 2008, a joint venture license was granted by the regulatory authorities of the People's Republic of China;

WHEREAS, the required funding of the joint venture has not yet occurred, operations have not yet been transferred from Hua Ju to the joint venture and the Company has not issued the 20,000,000 shares of common stock to Hua Ju or its designee; and

WHEREAS, the parties desire to terminate the Joint Venture Agreement and the rights and obligations arising therein, and to release each other from any and all claims or liability thereunder.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, for good and valuable consideration, hereby agree as follows:

1.	The Joint Venture Agreement, and all of the rights and obligations of the parties thereunder, are hereby terminated effective immediately.

2.
Each party hereto forever releases, remises and holds harmless the other party from any rights and obligations under the Joint Venture Agreement or any claims or liabilities that may arise under or out of the Joint Venture Agreement or the joint venture relationship.

3.
Each party hereto agrees to liquidate the joint venture in China, according to Chinese law, rules, regulations and policies, with the costs and expenses of such liquidation to be borne exclusively by Hua Ju.

4.
This Agreement shall be governed, construed and enforced in accordance with the laws of the state of Nevada, in the United States of America, including said state’s conflict of laws principles.  The parties hereto consent to the exclusive jurisdiction in all matters relating to the Joint Venture Agreement being vested in the state courts of the state of Nevada.

5.	This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to constitute one instrument.

6.
This Agreement sets forth all of the promises agreements, conditions, understandings, warranties and representations among the parties hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein.  This Agreement is, and is intended to be an integration of any and all prior agreements or understanding, oral or written.

7.
No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom sought to be enforced.  The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

8.
In the event that a lawsuit is brought by any party to enforce or interpret the terms hereof, or for any dispute arising out of the joint venture, the party prevailing in any such lawsuit shall be entitled to recover from the non-prevailing party its costs and expenses thereof, including its legal fees in reasonable amount and prejudgment and post-judgment interest at the highest rate allowable under Nevada law.

9.	This Agreement shall not be assignable by any party without the prior written consent of the other.

IN WITNESS WHEREOF, on the date first written above, the parties hereto have duly executed this Agreement as of the date and year first above written.

China YouTV Corp.

Date: May 1, 2009	By:	/s/ Jie, Wang
Jie, Wang
Title: Chairman

Beijing HuaJu NetMedia Technology Co. Ltd.

Date: May 1, 2009	By:	/s/ James Wei
James Wei
Title:CEO